Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-205966 and 333-205966-07

Free Writing Prospectus dated November 8, 2017

$1,845,660,000

Ford Credit Auto Owner Trust 2017-C

Issuing Entity or Trust

Ford Credit Auto Receivables Two LLC Depositor	Ford Motor Credit Company LLC Sponsor and Servicer

The depositor has prepared a prospectus which describes the notes to be issued by the trust.  You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the trust will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch	S&P
Class A-1 notes	F1+sf	A-1+ (sf)
Class A-2a notes	AAAsf	AAA (sf)
Class A-2b notes	AAAsf	AAA (sf)
Class A-3 notes	AAAsf	AAA (sf)
Class A-4 notes	AAAsf	AAA (sf)
Class B notes	AAsf	AA+ (sf)
Class C notes	Asf	AA (sf)

BofA Merrill Lynch
Lloyds Securities
Mizuho Securities
SOCIETE GENERALE
TD Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.